UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

SUGARMADE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23446	94-300888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2280 Lincoln Ave, Suite 200, San Jose, CA	95125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 860-6888

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(a). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1)	Effective October 10, 2013, Mr. Stephan P. Pinto resigned as the Chairman, director and committee member of the Board of Directors of the registrant. At the time of Mr. Pinto’s resignation, he was the Chairman, a board member, and a committee member of the Spending Committee and the Finance Committee of the Board of Directors of the registrant. The Board of Directors believes that Mr. Pinto’s resignation was a result of perceived differences of philosophical opinion between Mr. Pinto and some other members of the Board of Directors regarding the conduct of the Board, the Company operations and other transactions of the registrant not in the ordinary course of its business. Mr. Pinto resigned because these differences could result in a conflict of his interest as a stockholder and his position as a Board member representing the Company.

(2)	On October 10, 2013, Mr. Stephan P. Pinto resigned as the Chairman, director and committee member of the Board of Directors of the registrant and furnished his letter of resignation to the registrant. On October 11, 2013, Mr. Pinto furnished to the registrant a follow up letter to his letter of resignation citing the reason for his resignation as a “perceived conflict of interest”.

(3)	On October 16, 2013, the registrant provided Mr. Pinto a copy of the disclosures it is making in response to this Item 5.02. On October 16, 2013, Mr. Pinto furnished a letter to the registrant stating that he agrees with the statements the registrant is making in response to this Item 5.02.

Item 9.01(d). Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description

99.1 99.2 99.3

Letter of resignation from Mr. Stephan P. Pinto dated October 10, 2013

Follow up to letter of resignation from Mr. Stephan P. Pinto dated October 11, 2013

Letter from Mr. Stephan P. Pinto regarding the disclosures the registrant is making in Item 5.02 of this Current Report on Form 8-K dated October 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: October 16, 2013	By:	/s/ Clifton Leung
Name: Clifton Leung
Title: Chief Executive Officer